Exhibit 5.4

March 25, 2014

Axiall Corporation, Eagle Spinco Inc.
and the Subsidiaries (as defined below)
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as special counsel in the State of Louisiana ( the “State”) to PHH Monomers, L.L.C., a Louisiana limited liability company, and Eagle Pipeline, Inc., a Louisiana corporation, (each, a “Subsidiary”, and collectively, the “Subsidiaries”, ) in connection with the proposed issuance and exchange (the “2023 Exchange Offer”) of up to $450,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 (the “Exchange 2023 Notes”) of Axiall Corporation, a Delaware corporation (“Axiall”) for an equal principal amount of 4.875% Senior Notes due 2023 of Axiall outstanding on the date hereof (the “Original 2023 Notes”) and (b) the proposed issuance and exchange (the “2021 Exchange Offer”) of up to $688,000,000 aggregate principal amount of 4.625% Senior Notes due 2021 (the “Exchange 2021 Notes”) of Eagle Spinco Inc., a Delaware corporation (“Eagle Spinco”) for an equal principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco outstanding on the date hereof (the “Original 2021 Notes”, and together with the Exchange 2021 Notes, the Original 2023 Notes and the Exchange 2023 Note, the “Notes”).

The Original 2023 Notes have been, and the Exchange 2023 Notes will be, issued under the Indenture, dated as of February 1, 2013 (the “Base 2023 Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 30, 2013 (the “Supplemental 2023 Indenture,” and together with the Base 2023 Indenture, the “2023 Indenture”) by and among Axiall, as issuer, the Subsidiaries, other subsidiaries of Axiall, and U.S. Bank, National Association, as trustee (the “Trustee”). The Original 2021 Notes have been, and the Exchange 2021 Notes will be, issued under the Indenture, dated as of January 28, 2013 (the “Base 2021 Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 28, 2013 (the “First Supplemental 2021 Indenture,”) and as supplemented by the Second Supplemental Indenture, dated as of December 30, 2013 (the “Second Supplemental 2021 Indenture,” and together with the First Supplemental 2021 Indenture and the Base 2021 Indenture, the “2021 Indenture”) by and among Eagle Spinco, as issuer, the Subsidiaries, other guarantors party thereto, and the Trustee.

In rendering the opinions hereinafter set forth, we have reviewed final forms of the following documents (collectively, the “Transaction Documents”):

1.                                      copies of each of the 2023 Indenture and the 2021 Indenture;

2.                                      a Subsidiary Certificate of each Subsidiary delivered to us in connection with this opinion letter (collectively, the “Subsidiary Certificates”); and

3.                                      a copy of a certificate issued by the Secretary of State of the State of Louisiana, as to the existence and good standing of the each Subsidiary (the “Good Standing Certificate”).

4.                                      a copy of the Articles of Organization of PHH Monomers, L.L.C. filed with the Louisiana Secretary of State on May 22, 1995 (the “PHH Articles”);

5.                                      a copy of the Operating Agreement by and between PPG Industries, Inc., Vista Chemical Company and PHH Monomers, L.L.C. dated June 7, 1995, as amended by that certain PHH Monomers, L.L.C. First Amendment to Operating Agreement dated September 30, 1996 (the “PHH Operating Agreement”);

6.                                      a copy of PHH Monomers, L.L.C. Action Taken by Written Consent in Lieu of a Meeting dated January 14, 2013, and a copy of PHH Monomers, L.L.C. Action Taken by Written Consent in Lieu of a Meeting dated January 28, 2013  (the “PHH Consent”);

7.                                      a copy of the Articles of Incorporation of Eagle Pipeline, Inc., dated November 19, 1986, as amended by amendment dated November 15, 2012 (the “Eagle Articles”);

8.                                      a copy of the by-laws of Eagle Pipeline, Inc. dated November 19, 1986 (the “Eagle Bylaws”); and

9.                                      a copy of the Eagle Pipeline, Inc. Action Taken by Written Consent in Lieu of a Meeting dated January 14, 2013, and a copy of the Eagle Pipeline, Inc. Action Taken by Written Consent in Lieu of a Meeting dated January 28, 2013 (the “Eagle Consent”).

The documents referred to in the immediately preceding paragraph numbered 1 above are referred to herein collectively as the “Opinion Documents”. Items 4 through 9 above are collectively referred to as the “Organizational Documents.”

We have also reviewed such other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.  We are rendering this opinion to you at the request of the Subsidiaries.  As to factual matters, with your consent, we have relied upon the Subsidiary Certificates attached hereto as Exhibit B. We have also relied upon the opinion of Jones Day, a copy of which has been filed as Exhibit 5.1 to the Registration Statement (the “Registration Statement”) to which this opinion has been filed as an exhibit, with respect to matters relating to the Opinion Documents and the subsidiaries governed by laws other than the laws of the State of Louisiana as set forth in such Exhibit 5.1.

In rendering the opinions hereinafter set forth, we have assumed, and to our knowledge there are no facts inconsistent with, the following were true and correct as of the date of each respective party’s execution of the Opinion Documents and as of the date hereof:

(i)                                         Other than as set forth in Opinions 2 and 3 below with respect to the Subsidiaries, each of the parties to the Opinion Documents have duly and validly executed and delivered each such Opinion Document.

(ii)                                      Each party’s obligations set forth in the Opinion Documents are its legal, valid and binding obligations, enforceable against each such party in accordance with their respective terms.

(iii)                Other than as set forth in Opinions 2 and 3 below with respect to the Subsidiaries, each party, and any signatory on their behalf, executing any of the Opinion Documents was and is duly authorized to do so.

(iv)               Each natural person executing any of the Opinion Documents was and is legally competent to do so.

(v)                  All signatures of parties on the Opinion Documents are genuine.

(vi)               The documents reviewed by us conform to the originals thereof.

(vii)            Each of the parties to the Opinion Documents, other than the Subsidiaries, was and is validly existing and in good standing under the laws of the jurisdiction governing its organization, and has all entity power and authority required to carry on its business as now conducted and to execute, deliver and perform the Opinion Documents, and the execution, delivery and performance of the Opinion Documents, and the consummation of the transactions contemplated thereby did not and does not violate the organizational documents, or any corporate or other law pertinent to, or agreement or court order or judgment binding upon, each party thereto.

(viii)         There were and there are no documents or agreements between or among the parties to the Opinion Documents which alter the provisions of the Opinion Documents and which would have an effect on the opinions expressed in this opinion letter.

(ix)               The issuance and sale of the Notes pursuant to the Opinion Documents were and are in compliance with applicable securities laws and blue-sky laws.

(x)                  The 2021 Base Indenture was executed and delivered prior to the effectiveness of the merger of Eagle Spinco Inc. into a wholly owned subsidiary of Axiall Corporation, and the First Supplemental 2021 Indenture and the Base 2023 Indenture were executed and delivered subsequent to the effectiveness of such merger.

Subject to the foregoing assumptions and subject to the qualifications hereafter set forth, we are of the opinion that:

1.              Based solely on the Certificates of Good Standing attached hereto as Exhibit A (each a “Certificate of Good Standing”), each Subsidiary is organized in the State, is validly existing under the laws of the State, and is in good standing in the State. Based solely on the Certificates of Good Standing attached hereto as Exhibit A and the Organizational Documents, each Subsidiary has the corporate or other applicable power and authority to own, lease and operate its properties and to conduct its business in the State and to enter into and perform its obligations under the Opinion Documents.

2.              The execution, delivery and performance of each of the Opinion Documents entered into by each Subsidiary which is a party thereto and the transactions contemplated thereby are within such Subsidiary’s powers and have been duly authorized by all necessary action on the part of such Subsidiary.

3.              The Opinion Documents have been duly authorized, executed and delivered by each Subsidiary which is a party thereto.

4.              The execution, delivery and performance by the Subsidiaries of each of the Opinion Documents (to which each is a party) and consummation of the transactions contemplated thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State, except such as have been obtained or made and are in full force and effect, and except as may be required under the Securities Act and applicable state securities or blue sky laws (on which no opinion is expressed) and (b) will not violate the Organizational Documents of the Subsidiaries and (c) will not violate any law, statute, rule or regulation of the State or any judgment, decree or order of any Governmental Authority of the State known to us to be applicable to any Subsidiary, except as may be applicable under the Securities Act, applicable state securities or blue sky laws (on which no opinion is expressed).

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following additional qualifications and limitations:

1.              This opinion is rendered as of the date hereof and we undertake no obligation to advise you as to any change in the matters set forth herein after the date of this letter.

2.              We are not opining as to any securities laws, blue-sky law, zoning, land use or environmental laws.  We have not been requested to review, and have not undertaken to review, federal banking laws or regulations.  We express no opinion with respect to any proposed transfer or exchange of the Notes, the requirements therefor, or the application of any federal or state laws applicable to the sale or transfer of any interest in any Notes.  We express no opinion as to whether the interest received on the Notes is exempt from income taxation.

3.              This opinion is limited to the matters expressly stated and is rendered solely in connection with the Opinion Documents, unless otherwise expressly stated herein. We express no opinion as to any instrument or agreement referred to or incorporated by reference in the Transaction Documents.

4.              The opinions expressed above are expressly given subject to: (i) the effect of applicable bankruptcy, arrangement, fraudulent transfer, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights; (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, commercial reasonableness, conscionability, good faith and fair dealing.

5.              No opinion is to be implied herein or inferred herefrom as to (a) the financial ability of any Subsidiary to meet its obligations under each of the Transaction Documents, (b) the truthfulness or accuracy of any financial statements, reports, plans or documents or other facts furnished to you by any Subsidiary in connection with the Transaction Documents, (c) the truthfulness or accuracy of any statements of fact made by any Subsidiary in the Transaction Documents or any other documents described herein except to the extent that such matters are expressly addressed herein, or (d) whether any of the obligations, covenants or agreements contained in the Transaction Documents in fact have been or will be fulfilled, completed or performed, except as may be expressly addressed herein.  We have assumed that no facts exist that would make available the defenses of error, fraud or other vices of consent.

6.              We express no opinion as to any state or federal tax laws.

7.              We express no opinion as to whether the Subsidiaries have made any filings or obtained or maintained any authorizations or permits required by or necessary for the performance of the Opinion Documents or the operation of its business, including, without limitation, whether or not the Subsidiaries are in compliance with any environmental law or regulation, any Corps of Engineers regulation or any zoning, health or safety law or regulation.

We are admitted to practice in the State.  We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the United States and the State.  Our opinions set forth herein are based on our consideration of only those Louisiana and federal statutes, rules, regulations and judicial decisions which, in our experience, are normally applicable to or normally relevant in connection with a transaction of the type contemplated in the Transaction Documents.

This opinion is rendered as of the date hereof and no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to Phelps Dunbar, LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Phelps Dunbar LLP